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                                                                    Exhibit 4.22

                              SUBSIDIARY GUARANTEE

     The Subsidiary Guarantors listed below (hereinafter referred to as the "Subsidiary Guarantors," which term includes any successors or assigns under the Indenture and any additional Subsidiary Guarantors), have irrevocably and unconditionally guaranteed the Guarantee Obligations, which include that: (a) the principal of, and premium and interest and Additional Interest, if any, on the 11 7/8% Senior Secured Notes due 2009 (the "Notes") of Gameco, Inc. (the "Company"), shall be duly and punctually paid in full when due, whether at maturity, by acceleration or otherwise, and interest on overdue principal, and premium, if any, and (to the extent permitted by law) interest on any interest, if any, on the Notes and all other Obligations of the Company to the Holders or the Trustee hereunder or under the Notes or under the Collateral Documents (including fees, expenses or other) shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

     The Obligations of each Subsidiary Guarantor to the Holders and to the Trustee pursuant to this Subsidiary Guarantee and this Indenture are expressly set forth in Article 12 of the Indenture and reference is hereby made to such Indenture for the precise terms of this Subsidiary Guarantee. The Obligations are secured by a pledge of the Collateral pursuant to Articles 10 and 11 of the Indenture and the Collateral Documents.

     No stockholder, officer, director or incorporator, as such, past, present or future of each Subsidiary Guarantor shall have any liability under this Subsidiary Guarantee by reason of his or its status as such stockholder, officer, director or incorporator.

     Except as set forth in the Indenture, this is a continuing Guarantee and shall remain in full force and effect and shall be binding upon each Subsidiary Guarantor and its successors and assigns until full and final payment of all of the Company's Obligations under the Notes and the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders, and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. This is a Guarantee of payment and not of collectibility.

     This Subsidiary Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Subsidiary Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers.

     The Obligations of each Subsidiary Guarantor under its Subsidiary Guarantee shall be limited to the extent necessary to insure that it does not constitute a fraudulent conveyance under applicable law.

            THE TERMS OF ARTICLE 12 OF THE INDENTURE ARE INCORPORATED

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HEREIN BY REFERENCE.

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     Capitalized terms used herein have the same meanings given in this
Indenture unless otherwise indicated.


Dated as of June 14, 2002

                             COLONIAL HOLDINGS, INC.



                             By: /s/ Ian M. Stewart
                                 ----------------------
                             Name: Ian M. Stewart
                             Title: President

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                            Schedule to Exhibit 4.22

                                Omitted Documents

Document                     Party

Subsidiary Guarantee         Colonial Downs, L.P.

Subsidiary Guarantee         Stansley Racing Corp.